UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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LILIS ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 26, 2020

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company”), at our office located at 201 Main Street, Suite 700, Fort Worth, Texas 76102, at 11:00 a.m., Central Standard Time, on June 17, 2020, or at any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote on each of the three proposals set forth in the attached Notice of Annual Meeting of Stockholders and proxy statement, which contain detailed information about each proposal and other matters related to the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel that our stockholders may have and are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website and filed with the Securities and Exchange Commission (the “SEC”).

On or about May 26, 2020, we will be distributing our proxy statement and a proxy card to our stockholders. All of our stockholders of record as of the close of business on May 18, 2020, will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote your shares by using the internet or telephone, or by mail by signing, dating and returning the proxy card enclosed, as described in the accompanying proxy statement.

Voting your shares by proxy will ensure your shares are represented at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

If you have any questions or require any assistance with voting your shares, please contact us at 201 Main Street, Suite 700, Fort Worth, Texas 76102 or by telephone at (817) 585-9001.

Sincerely,

/s/ Joseph C. Daches
Joseph C. Daches
Chief Executive Officer, President and Chief Financial Officer

LILIS ENERGY, INC.
201 Main Street, Suite 700
Fort Worth, Texas 76102
(817) 585-9001

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 17, 2020 at 11:00 a.m. (Central Standard Time)

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company”) will be held at our office located at 201 Main Street, Suite 700, Fort Worth, Texas 76102, at 11:00 a.m., Central Standard Time, on June 17, 2020, or at any adjournment or postponement thereof (the “Annual Meeting”), for the following purposes:

1.	To elect five directors for one-year terms expiring at the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of BDO USA, LLP, as our independent registered public accountants for the fiscal year ending December 31, 2020; and

4.	To transact any other business as may properly come before the Annual Meeting and any adjournment thereof.

We have set the close of business on May 18, 2020, as the record date for the Annual Meeting.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. For specific instructions on voting, please refer to the instructions on the proxy card included with the proxy materials. Voting by proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

We intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel that our stockholders may have and are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS PRESENTED AT THE ANNUAL MEETING.

We thank you for your continued support, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

/s/ Joseph C. Daches Joseph C. Daches
Chief Executive Officer, President and Chief Financial Officer
Fort Worth, Texas
May 26, 2020

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

PROXY SUMMARY

This summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For complete information regarding our 2019 fiscal performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), which is being furnished to stockholders with the proxy statement. This proxy statement and a proxy card are first being sent or distributed to stockholders on or about May 26, 2020.

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:    June 17, 2020, at 11:00 a.m., Central Standard Time
Location:    Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102
We intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel that our stockholders may have and are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.
Record Date:    May 18, 2020

Proxy Voting:	Holders of our common stock and Series E Preferred Stock as of the close of business on the Record Date are entitled to vote.

PROPOSALS AND BOARD RECOMMENDATIONS

	Proposal	Board Recommendation
No. 1	Election of five directors to serve on our Board of Directors until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	FOR each nominee
No. 2	Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation.	FOR
No. 3	Ratification of the Audit Committee’s appointment of BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR

2019 Operational and Financial Highlights

•
Increased our net sales production by 3% to 5,102 BOE/d, for 2019 as compared to 2018, despite planned well shut-ins and temporary suspensions of our drilling and completions program throughout 2019. Net sales production for 2019 of 5,102 BOE/d was consistent with guidance for the year.

•
Significantly reduced general and administrative expenses by completing the closing of the Houston and San Antonio offices, consolidating all operations to a single location in Fort Worth, and reducing full-time equivalent employees (corporate, operations and field personnel) by approximately 23%. These efforts contributed to reductions of general and administrative expenses by 15% for the year ended December 31, 2019 when compared to the year ended December 31, 2018.

•	Reduced general and administrative expenses per BOE by 17% for 2019 as compared to 2018.

•
Reduced our crude transportation costs per Bbl by 85% from $5.15 per Bbl in January and February 2019, to $0.75 per Bbl beginning in March 2019 through year-end, resulting in a 2019 weighted average crude transportation cost of $1.49 per Bbl. This resulted in a total annual crude transportation cost savings of $3.0 million in 2019 versus 2018.

•	Reduced our saltwater disposal costs by 25% to approximately $1.93 per Bbl as of December 2019 through our sales agreements and access to infrastructure.

•	Increased saltwater disposal capacity through third party access by 380% to 46,600 bbl/d, compared to 2018.

•	Added seasoned oil and gas professionals to our operations and land departments.

•	Significantly reduced our cycle times by reducing average drilling days for longer lateral wells (> 1.5 miles) from approximately 45 days (spud to total depth) to approximately 17 days.

•	Successfully completed 7 gross wells (5.4 net) during 2019, despite temporary suspensions in the Company’s drilling and completions program.

•	Reduced average drilling costs per well by 26% compared to wells drilled by previous operations management in 2018.

•	Secured necessary power commitments to begin full electrification of our Texas field and currently in the process of securing the necessary power commitments for our New Mexico field.

•
Received 2-year extended flaring permits to mitigate the need for future shut-ins associated with regulatory flaring compliance and have implemented solutions for delivering all produced natural gas to sales by the end of the second quarter of 2020.

•	Received three drilling permits from the Bureau of Land Management in New Mexico. In addition, the Company has 13 submitted permits in various stages of review.

•	Completed two significant transactions that brought approximately $56 million of capital into the Company:

•	Sold 513 net undeveloped acres in New Mexico, noncontiguous to the Company’s core operational area, for approximately $33,000 per net acre.

•	Completed an overriding royalty interest and working interest transaction.

•	Realized oil pricing of 91% of WTI for 2019 versus 82% of WTI as compared to 2018.

•	Achieved commodity volume mix of 73% Liquids, including 61% crude oil, resulting in 95% of revenue attributable to Liquids sales during 2019.

2020 Updates

•	Brought additional capital of $24.1 million into the Company through the sale of certain undeveloped leasehold assets in New Mexico.

•
Successfully installed gas treating system on certain well locations and are now in the final stages of testing the treated gas that will flow to sales.  We anticipate all treated natural gas production to be flowing to sales by the end of the second quarter of 2020 or the beginning of the third quarter of 2020.

•	In 2020, the Company has entered into the Seventh Amendment through the Fourteenth Amendment to the Revolving Credit Agreement which, among other things, amended the following:

•	Reduced our borrowing base to $90.0 million, resulting in a borrowing base deficiency of $25.0 million of which there is a final borrowing base deficiency payment remaining equal to $7.75 million,

•	Extended the due date for the final borrowing base deficiency payment to June 5, 2020, and

•	Waived compliance with the Leverage Ratio and Current Ratio covenants as of December 31, 2019 and March 31, 2020.

ANNUAL MEETING

General

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the board of directors of Lilis, which we refer to as the Board, to be used at the Annual Meeting to be held at our office located at 201 Main Street, Suite 700, Fort Worth, Texas 76102, at 11:00 a.m., Central Standard Time, on June 17, 2020, and at any adjournment or postponement of that meeting (the “Annual Meeting”). This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures. This proxy statement and the enclosed form of proxy card are first being sent to Lilis stockholders on or about May 26, 2020.

We intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel that our stockholders may have and are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.

Who Can Vote

The Board has fixed the close of business on May 18, 2020, as the record date for determining the holders of shares of our common stock and Series E Preferred Stock entitled to receive notice of and to vote at the Annual Meeting. Holders of our Series E Preferred Stock are entitled to vote with the holders of the common stock as a single class on all matters submitted for a vote of holders of our common stock. Only holders of record of such shares at the close of business on that date will be entitled to vote at the Annual Meeting.

At the close of business on the record date, there were (i) 95,389,515 shares of our common stock outstanding, held by 107 holders of record, each of which is entitled to one vote on each matter at the Annual Meeting and (ii) 60,000 shares of Series E Preferred Stock outstanding, each of which is entitled to 436 votes on each matter at the Annual Meeting. There is no cumulative voting.

If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you first obtain from your bank, broker or other nominee a letter recognizing you as the beneficial owner of your shares and authorizing you to vote the shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares by using the voting instruction card included in the mailing. You are urged to vote by proxy or submit your voting instruction card regardless of whether you plan to attend the Annual Meeting.

Quorum

If you vote in person or by proxy at the Annual Meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of our common stock present in person or by proxy at the Annual Meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. Our bylaws provide that a majority of our capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on any particular proposal. Brokers, banks, or other holders of record are not permitted to vote on certain types of proposals without specific client instructions. In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you are a beneficial owner whose shares are held of record by a broker, bank, or other nominee, you must instruct the broker, bank, or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. At the Annual Meeting, your broker, bank, or other nominee does not have discretionary voting authority to vote on any of the proposals (other than the proposal to ratify the selection of BDO USA, LLP, as our independent registered public accountants) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

How You Can Vote

You can vote your shares by attending the Annual Meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by using the voting website at http://onlineproxyvote.com/LLEX/, as further described in the instructions included with your proxy card or voting instruction card.

You will be deemed to be present if you attend the Annual Meeting or if you submit a proxy (including through the mail or by telephone or the internet) that is received at or prior to the Annual Meeting (and not revoked). If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the Annual Meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares and authorizing you to vote the shares at the Annual Meeting.

If your proxy is properly executed and received by us in time to be voted at the Annual Meeting, the shares represented by your proxy (including those given through the mail or by telephone or the internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide us with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of Annual Meeting.

The only matters that we expect to be presented at the Annual Meeting are set forth in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Recommendation of our Board of Directors
The Board has unanimously approved the inclusion of each of the proposals in this Proxy Statement.

The Board unanimously recommends that Lilis stockholders vote:

•	“FOR” each of the five nominees for election to the Board to serve for one-year terms expiring at the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	“FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	“FOR” the selection of BDO USA, LLP, as our independent registered public accountants for the fiscal year ending December 31, 2020.

For information regarding the beneficial ownership of our directors, executive officers and their affiliates, please see "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement. We currently expect that our directors and executive officers will vote their shares of our common stock “FOR” all of the proposals set forth in the notice of Annual Meeting.

Revocation of Proxies

The presence of a stockholder at the Annual Meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the Annual Meeting to the Chief Executive Officer, Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102;

•
submitting another signed and later dated proxy card and returning it by mail in time to be received before the Annual Meeting or by submitting a later dated proxy by the internet or telephone prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner, you can revoke your voting instructions or otherwise change your vote by following the instruction provided by your bank, broker, or other nominee before the applicable deadline. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee

Votes Required for the Proposals

Proposal 1: Approval of each of the five nominees for election to the Board to serve for one-year terms expiring at the 2021 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1). The five nominees for election to the Board to serve for one-year terms expiring at the 2021 annual meeting of stockholders and until their successors are duly elected and qualified who receive the greatest number of votes cast (plurality) will be elected as directors, provided that a quorum exists at the Annual Meeting. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director.

Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2). Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the holders of the shares who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting. This vote is advisory, which means that the vote on executive compensation is not binding on the Company or the Board.

Proposal 3: Approval of the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2020 (Proposal 3). Approval of the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2020, requires the affirmative vote of a majority of the holders of the shares who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. For all proposals, abstentions will have the same effect as votes cast AGAINST such proposals. If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1, Proposal 2, and Proposal 3, and your shares will be considered broker non-votes with respect to such proposals.

Inspector of Elections

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies from our stockholders. Our directors, officers and other employees and agents may solicit proxies, without additional compensation therefore, in-person or by mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses

Admission to the Annual Meeting

If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record, you will only be admitted once we verify your share ownership as of the record date of May 18, 2020. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings as of the record date of May 18, 2020, such as a bank or brokerage firm account statement or a recently dated letter from your broker, bank, or other nominee.

Stockholder List

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the Annual Meeting and at our principal executive office located at 201 Main Street, Suite 700, Fort Worth, Texas 76102 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

Additional Information

We are furnishing a copy of our Annual Report with our proxy materials and will furnish a copy of any exhibit to the Form 10-K upon payment of our reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at our principal offices, located at 201 Main Street, Suite 700, Fort Worth, Texas 76102. Copies may also be accessed and reviewed on our website at www.lilisenergy.com under “Investor Relations” - “Financial Information” - “Annual Reports & Proxy” or on the SEC website at www.sec.gov.

Other Business

We know of no other matter to be acted upon at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the person named in the accompanying proxy card as proxy for the holders of our common stock will vote thereon in accordance with their best judgment.

PROPOSAL 1: TO ELECT FIVE DIRECTORS TO SERVE ON OUR BOARD OF DIRECTORS UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

At the Annual Meeting, our stockholders will be asked to elect five directors to serve on our Board until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified. Upon the recommendation of the independent directors of the Board, our Board has nominated as directors the five individuals identified in the table below, each of whom is presently serving as a director:

Name	Age	Position
Michael G. Long	67	Chairman of the Board of Directors
Nuno Brandolini	65	Director
John Johanning	34	Director
Markus Specks	35	Director
Nicholas Steinsberger	56	Director

The Board proposes that the five nominees listed above and described below under “Director Nominees” be elected to serve for a term of one year until the date of our 2021 annual meeting or until their successors are duly elected and qualified.

Each of the nominees has consented to serve as a director. If any director should become unavailable to serve as a director, the Board may designate a substitute nominee, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. In the event any of the nominees named above becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Board may nominate. The term of our current directors expires at the Annual Meeting and when their successors are duly elected and qualified. None of the above individuals has any family relationship with any other.

Vote Required for Approval

The five nominees who receive the greatest number of votes cast (plurality) will be elected as directors, assuming that a quorum is present. Failures to vote, abstentions and broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD TO SERVE FOR A TERM OF ONE-YEAR UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

DIRECTOR NOMINEES

We seek directors with strong reputations and experience in areas relevant to our strategy and operations. Each of the nominees for election as director holds or has held senior management positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. We believe that each of the nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its committees.

Below are summaries of the background and business experience, attributes, qualifications and skills of the current directors and director nominees of the Company:

Michael G. Long: Chairman of the Board of Directors. Mr. Long joined our Board on April 10, 2018 and has served as Chairman of the Board since March 2020. Mr. Long is an experienced financial executive with over 35 years of experience in oil and gas related management, corporate finance, capital markets, risk management and strategic planning activities for both private and public oil and gas companies.  Mr. Long previously served as the Executive Vice President and Chief Financial Officer for Sanchez Energy Corporation and privately held Sanchez Oil and Gas Corporation and its affiliates.  Mr. Long also held the positions of EVP and CFO of Edge Petroleum Corporation and Vice President of Finance for W&T Offshore.

Director Qualifications:

•
Leadership Experience — Served as Executive Vice President and Chief Financial Officer of Sanchez Energy Corporation, Executive Vice President and Chief Financial Officer of Edge Petroleum Corporation, and Vice President of Finance for W&T Offshore.

•	Industry Experience — Extensive experience in corporate finance, capital markets, risk management and strategic planning activities.

Nuno Brandolini: Director. Mr. Brandolini joined our Board in February 2014 and served as Chairman of the Board from April 2014 until January 2016 when Ronald D. Ormand was appointed as Chairman of our Board. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company, until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE American: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Director Qualifications:

•	Leadership Experience — Executive positions with several private equity firms, and board position with Cheniere Energy, Inc.

•	Industry Experience — Serves on the board of directors of Cheniere Energy, Inc., as well as has personal investments in the oil and gas industry.

John Johanning: Director. Mr. Johanning joined our Board in March 2018. Mr. Johanning was designated as a director by certain private funds affiliated with Värde Partners, Inc. (collectively, the “Värde Parties”) pursuant to a Securities Purchase Agreement dated January 30, 2018, and he was appointed to our Board in March 2018. Mr. Johanning is the Technical Director of Värde Partners, Inc.’s (“Värde”) energy business. Mr. Johanning joined Värde in May 2017 and presides over the Petroleum Engineering and Geoscience aspects of Värde’s investments in energy. Mr. Johanning is involved in the performance of current Värde investments across active onshore US basins as well as new business decisions in both opportunity screening and asset and company valuations. Prior to joining Värde, from January 2014 until May 2017, Mr. Johanning was a Vice President at Evercore Partners (“Evercore”) in Houston, Texas, where he was influential in numerous transactions totaling over $10 billion in transaction value. While at Evercore, Mr. Johanning advised numerous energy companies and financial sponsors on value-maximizing transactions. Mr. Johanning’s advisory mandates ranged over a variety of different transaction types including acquisitions and divestitures of assets, corporate mergers, and capital raises. Mr. Johanning also worked across all oilfield sectors, gaining transactional experience in the upstream, midstream, downstream and oilfield service sectors of the business. Mr. Johanning began his career as a Reservoir Engineer at BP from 2008 to 2014. Based in Houston, he developed oil and gas assets across several US Basins, including the Permian of West Texas and Southeast New Mexico and the Texas Gulf Coast Basin, among others. While on the South Texas Reservoir Management team, Mr. Johanning was responsible for the resource appraisal of a 400,000+ gross acre Eagle Ford Shale position that was deeply rooted in geological and well completion data. While at BP, Mr. Johanning gained a detailed technical understanding of oil and gas assets through the various facets of the business, including Production Engineering, Reservoir Engineering, Drilling and Completions, Geology and Geophysics, as well as Land, Legal and Finance functions. Mr. Johanning graduated from The University of Texas in at Austin in 2008 with a B.S. in Petroleum Engineering.

Director Qualifications:

•	Leadership Experience — Served as Vice President at Evercore Partners and currently presides over the Petroleum Engineering and Geoscience aspects of Värde Partners, Inc. as the Technical Director.

•
Industry Experience — Possesses particular knowledge and experience in the operations of oil and gas companies and has transactional experience in the upstream, midstream, downstream and oil field service sectors of the business, including acquisitions and divestitures of assets, corporate mergers, and capital raises.

Markus Specks: Director. Mr. Specks joined our Board in March 2018. Mr. Specks was designated as a director by the Värde Parties pursuant to a Securities Purchase Agreement dated January 30, 2018, and he was appointed to our Board in March 2018. Mr. Specks is a Managing Director of Värde Partners, Inc. and Head of the firm’s Houston office. Mr. Specks leads Värde’s energy business and has experience managing credit, equity, and structured asset-level investments across the energy sector. He serves on Värde’s Investment Committee as well as several boards of private energy companies. Prior to joining Värde in 2008, Mr. Specks worked in investment banking at Lazard, focusing on middle-market M&A advisory. Mr. Specks holds a B.A. in Government from Lawrence University in Wisconsin.

Director Qualifications:

•	Leadership Experience — Managing Director of Värde Partners, Inc. and Head of the firm’s Houston office.

•	Industry Experience — Possesses particular knowledge and experience in developing companies and capital markets, particularly with oil and gas companies.

Nicholas Steinsberger: Director. Mr. Steinsberger joined our Board on May 3, 2018. He is currently COO and Managing Director of ValPoint Operating, a small private equity backed company working in western Oklahoma. Mr. Steinsberger is a highly experienced petroleum engineer and global expert in shale drilling and completions who pioneered the use of slick water fracing. He began his career with Mitchell Energy and served as the Completion Manager for Mitchell from 1995 to 2002, where he piloted the Company’s fracking technique and developed the slick water frac, pioneering the current oil and gas shale boom. Mr. Steinsberger then served as the Completion Manager for Devon Energy after Devon’s acquisition of Mitchell Energy. In 2005, he founded Steinsberger Tight Gas Consulting, where he has drilled and completed wells in the Barnett, Fayetteville, Woodford, Wolfcamp, Utica, Bakken and Marcellus Shales. Mr. Steinsberger is regarded as an expert in the field of unconventional well completion and is responsible for the drilling and completion of over 1,000 wells in his career. He holds a B.S. in Petroleum Engineering from the University of Texas.

Director Qualifications:

•	Leadership Experience — COO and Managing Director of ValPoint Operating; Founder, President and CEO of Steinsberger Tight Gas Consulting.

•	Industry Experience — Possesses significant knowledge regarding technical aspects of drilling and completions and is also very active in the oil and gas industry.

PROPOSAL 2: TO APPROVE, ON AN ADVISORY BASIS, THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the Annual Meeting, our stockholders will be asked to approve, on an advisory basis, the compensation of our named executive officers, which is described in this proxy statement.

Pursuant to the requirements of the Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described in the narrative disclosure contained in the Executive and Director Compensation section of this proxy statement. This proposal is also referred to as “the say on pay vote.”

Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Our compensation program is performance-based with a key focus of aligning the interests of our executives with those of our stockholders, and we believe that each of the various elements of our executive compensation program work together to promote our goal by ensuring that the total compensation of our executive officers is related to both the performance of the Company and the individual performance of our named executive officers.

Stockholders are urged to read the “Executive and Director Compensation” section of this proxy statement, which contains tabular information and narrative discussion regarding the compensation of our named executive officers, for additional details about our executive compensation program. Our Board believes that our executive compensation program is effective in implementing our compensation philosophy and achieving our goals.

We are asking our stockholders to indicate their support for our named executive compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board. However, we value our stockholders’ opinions, and the Board will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements.

Vote Required for Approval

Approval of this Proposal 2 requires the affirmative vote of a majority of the holders of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: TO RATIFY THE SELECTION OF BDO USA, LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2020

At the Annual Meeting, our stockholders will be asked to ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accountants for the fiscal year ending December 31, 2020. On May 6, 2020, the audit committee of our Board (the “Audit Committee”) selected BDO as our independent registered public accountants for the fiscal year ending December 31, 2020. BDO has served as our U.S. independent registered public accounting firm since the fiscal year ended December 31, 2017, having been duly appointed by the Audit Committee each year in conformity with the applicable rules.

The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. We do not expect representatives from BDO to be present, to make a statement, or to be available to respond to appropriate questions at the Annual Meeting.

Fees and Services

Before our independent registered public accounting firm is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the SEC and/or NYSE American, such engagement is approved by the Audit Committee.

The aggregate fees billed by BDO during the fiscal year ended December 31, 2019 and 2018 for professional services rendered to us during such fiscal years were comprised of the following:

(In thousands)	Year Ended December 31,
	2019	2018
Audit Fees	$738	$1,032
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit-Related Fees consist of the aggregate fees billed or reasonably expected to be billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit-Related Fees or Tax Fees.

Audit Committee Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, our Audit Committee has the responsibility for appointing, approving the compensation of, and overseeing the work of our independent public accounting firm. Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of our Company while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During the year ended December 31, 2019, we had no non-audit services provided by our independent registered public accounting firm.

Vote Required for Approval

Approval of this Proposal 3 requires the affirmative vote of a majority of the holders of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages and positions of the persons who are our directors and executive officers as of May 26, 2020:

Name	Age	Position
Michael G. Long	67	Chairman of the Board of Directors
Nuno Brandolini	66	Director
John Johanning	34	Director
Markus Specks	35	Director
Nicholas Steinsberger	56	Director
Joseph C. Daches	53	Chief Executive Officer, President and Chief Financial Officer

Our directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our Board. None of the above individuals has any family relationship with any other individual listed above.

The biographies for Messrs. Long, Brandolini, Johanning, Specks and Steinsberger are set forth under Proposal 1 of this proxy statement.

Joseph C. Daches: Chief Executive Officer.  Mr. Daches was appointed Chief Executive Officer of the Company on November 13, 2019. He was Chief Financial Officer and Treasurer of Lilis since January 23, 2017, and President of Lilis since August 16, 2018. Mr. Daches has more than 25 years’ experience in management and working with boards of directors, banks and attorneys, primarily within the energy industry. Mr. Daches has helped guide several oil and gas companies through financial strategy activities, capital raises, and both public and private offerings. Mr. Daches possesses significant business experience and knowledge related to the oil and gas industry, including A&D transactions, oil and gas reporting, SEC reporting, corporate governance and compliance, budgeting and business valuations. Prior to joining the Company, Mr. Daches held the position of CFO at Magnum Hunter Resources Corporation (“MHR”), where he concluded his tenure by successfully guiding MHR through a restructuring and upon emergence was appointed Co-CEO by the new board of directors. Prior to joining MHR, Mr. Daches served as Executive Vice President and Chief Accounting Officer of Energy & Exploration Partners, Inc. since September 2012 and as a director of that company since April 2013. He previously served as a partner and Managing Director of the Willis Consulting Group, LLC, from January 2012 to September 2012. From October 2003 to December 2011, Mr. Daches served as the Director of E&P Advisory Services at Sirius Solutions, LLC, where he was primarily responsible for financial reporting, technical and oil and gas accounting, and the overall management of the E&P advisory services practice. Mr. Daches earned a Bachelor of Science in Accounting from Wilkes University in Pennsylvania, and he is a certified public accountant in good standing with the Texas State Board of Public Accountancy.

Corporate Governance

The Board of Directors and Committees

Our Board conducts its business through meetings and through its committees. Our Board held eight meetings in 2019 and took action by unanimous written consent on six occasions. Each director attended at least 75% of (i) the meetings of the Board held after such director’s appointment and (ii) the meetings of the committees on which such director served, after being appointed to such committee. Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances. In 2019, we had two directors attend our Annual Meeting.

Board Leadership Structure

The Board selected Mr. Long to hold the position of Chairman of the Board on March 12, 2020. Mr. Long’s experience in the industry and various executive leadership roles has afforded him intimate knowledge of the issues, challenges and opportunities facing the Company. Periodically, our Board assesses these roles and the board leadership structure to ensure the interests of the Company and its stockholders are best served.

The Board’s Role in Risk Oversight

It is management’s responsibility to assess and manage risk and bring to the Board’s attention any material risks to our Company. While our management team is responsible for assessing and managing material risks, our Board and Board committees generally oversee risk management. The Board also has oversight responsibility for our risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Corporate Governance Guidelines

Our Board has developed and adopted Corporate Governance Guidelines to establish a common set of expectations to assist our Board and its committees in performing their duties. The Corporate Governance Guidelines provide guidance to our directors on various subjects, including our directors' responsibilities, director qualification standards, director compensation, and access to management and independent advisors. A copy of our Corporate Governance Guidelines is available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Director Independence

Our Board follows the standards of independence established under the rules of the NYSE American, as well as our Corporate Governance Guidelines on Director Independence, in determining if directors are independent. The Board has determined that four of our current directors, Mr. Brandolini, Mr. Johanning, Mr. Specks, and Mr. Long, are “independent directors” under the NYSE American rules referenced above. The Board has determined that Mr. Steinsberger is not an “independent director” under the NYSE American rules referenced above.

No independent director receives, or has received, any fees or compensation directly as an individual from us other than compensation received in his capacity as a director or indirectly through their respective companies, except as described below. See “Certain Relationships and Related Transactions, and Director Independence”. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the Board in determining whether any of the directors were independent.

Committees of the Board of Directors

Pursuant to our bylaws, our Board is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board has established an Audit Committee and a Special Committee. The membership and principal functions of these committees are described below.

In connection with the resignation of certain directors, effective as of April 15, 2020, our Board does not have a standing Nominating and Corporate Governance Committee or a standing Compensation Committee.

Audit Committee

Currently, our Audit Committee consists of Mr. Long, who is the chairman of the Audit Committee, and Mr. Brandolini. Our Board of Directors determined that each of Mr. Long and Mr. Brandolini are independent as required by NYSE American for audit committee members. In addition, our Board of Directors determined that Mr. Long meets the requisite SEC criteria to qualify as an audit committee financial expert. The Audit Committee met five times during the year ended December 31, 2019, and acted by written consent once.

The Audit Committee selects, compensates and evaluates an independent public accounting firm to act as the Company’s independent auditors, as well as any other necessary registered public accounting firms. In addition, the Audit Committee reviews all critical accounting policies and practices to be used in the Company’s audit and reviews all alternative treatments of financial information within generally accepted accounting principles. The Audit Committee also reviews with management and our independent auditors any major issues regarding accounting principles and financial statement presentation and any significant financial reporting issues and judgments. Under its charter, the Audit Committee monitors compliance with our Code of Business Conduct.

The Audit Committee is governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Consideration and Determination of Executive and Director Compensation

Our Board does not currently have a standing Compensation Committee. Due to the reduced size of the Board following the resignations of three directors, effective as of April 15, 2020, the Board determined that it would be appropriate for the Compensation Committee to be dissolved and for the responsibilities of the Board’s former Compensation Committee to be assigned to its directors that meet the independence standards of the NYSE American LLC. As such, Mr. Long, Mr. Brandolini, Mr. Johanning and Mr. Specks, as the four independent members of the Board, participate in the consideration of officer and director compensation.

The independent members of the Board review, approve and modify our executive compensation program, plans and awards provided to our directors, executive officers and key employees. The independent members of the Board also review and approve short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the independent members of the Board review our compensation and benefits philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the independent members of the Board may consider the recruitment, development, promotion, retention and compensation of our executive and senior officers; trends in management compensation; and any other factors that it deems appropriate.

The independent members of the Board, at least annually, review and approve the corporate goals and objectives applicable to the compensation of the Company’s CEO, evaluates the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on the evaluation. The CEO is not permitted to be present during any Board deliberations or voting with respect to his compensation. The independent members of the Board also, at least annually, review and approve the annual base salaries and incentive opportunities of the executive officers (other than the CEO) and review and approve all other incentive awards and opportunities, including both cash-based and equity based awards and opportunities.

Consideration of Director Nominees

Our Board does not currently have a standing Nominating and Corporate Governance Committee. Due to the reduced size of the Board following the resignations of three directors, effective as of April 15, 2020, the Board determined that it would be appropriate for the Nominating and Corporate Governance Committee to be dissolved and for the responsibilities of the Board’s former Nominating and Corporate Governance Committee to be assigned to its directors that meet the independence standards of the NYSE American LLC. As such, Mr. Long, Mr. Brandolini, Mr. Johanning and Mr. Specks, as the four independent members of the Board, participate in the consideration of director nominations.

The primary responsibilities of the independent members of the Board with respect to director nominations include identifying, evaluating and recommending, for the approval of the entire Board, potential candidates to become members of the Board, including nominees recommended by stockholders, recommending membership on standing committees of the Board, developing and recommending to the entire Board corporate governance principles and practices for our company and assisting in the implementation of such policies.

Board of Directors Diversity

The Board considers individual’s background, experience and skills that the Board desires to have represented among its members. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are factors that are considered by the Board when evaluating candidates for Board membership.

The Board reviews our Code of Business Conduct and its enforcement, and reviews whether waivers should be made with respect to such code. During the year ended December 31, 2019, there were no material changes to the procedures by which security holders may recommend nominees to our Board.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board or any of the Company’s directors by sending written communications addressed to the Board or any of the directors, at Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, TX 76102, Attention: General Counsel. All communications are compiled by the General Counsel and forwarded to the Board or the individual director(s) accordingly.

Code of Ethics and Corporate Governance Guidelines

Our Board has adopted a Code of Business Conduct that applies to all of our officers and employees, including our chief executive officer, chief financial officer or controller, and persons performing similar functions. Our Code of Business Conduct codifies the business and ethical principles that govern all aspects of our business.

Our Board has developed and adopted Corporate Governance Guidelines to establish a common set of expectations to assist the Board, and its committees in performing their duties. The Corporate Governance Guidelines provide guidance to our directors on various subjects, including our director’s responsibilities, director qualification standards, director compensation, and access to management and independent advisors.

A copy of our Code of Business Conduct and Corporate Governance Guidelines are available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.” We will undertake to provide a copy of our Code of Business Conduct and Corporate Governance Guidelines to any person, at no charge, upon a written request. All written requests should be directed to: Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, TX 76102, Attention: General Counsel. If any substantive amendments are made to our Code of Business Conduct, or if any waiver (including any implicit waiver) is granted from any provision of the Code of Business Conduct to our chief executive officer, chief financial officer or controller, we will disclose the nature of such amendment or waiver on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance” or, if required, in a Current Report on Form 8-K.

Report of the Audit Committee of the Board

The Audit Committee has (i) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management, (ii) discussed with BDO, our independent registered public accounting firm, for the fiscal year ended December 31, 2019, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board and (iii) received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed its independence with BDO.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee

Nuno Brandolini
Michael G. Long

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation for Fiscal Year 2019

We are currently considered a "smaller reporting company" for purposes of the SEC's executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.

The compensation earned by our executive officers for the year ended December 31, 2019, consisted of base salary, short-term incentive compensation consisting of cash bonus payments and long-term incentive compensation consisting of awards of stock grants.

Summary Compensation Table

The table below sets forth compensation paid to our chief executive officer, chief financial officer and our other most highly compensated executive officer during the fiscal years ended December 31, 2019 and 2018, which we refer to as our named executive officers, or NEOs, for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Joseph C. Daches(5)	2019	450,000	800,000	1,194,000	—	38,387	2,482,387
(Chief Executive Officer, President and Chief Financial Officer)	2018	420,513	600,000	—	—	43,883	1,064,396
Ronald D. Ormand(6)	2019	239,743	800,000	1,592,000	—	1,034,730	3,666,473
(Former Chief Executive Officer)	2018	500,000	1,250,000	—	—	24,326	1,750,000
James W. Denny, III(7)	2019	199,993	200,000	298,500		227,515	926,008
(Executive Vice President, Operations)	2018	255,458	100,000	876,000	—	23,271	1,254,729

(1)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable year.

(2)	The amounts in this column include annual bonuses paid for the applicable year.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted during the applicable year. The grant date fair values for restricted stock awards were computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the stock awards and do not necessarily correspond to the actual economic value that may be received for the stock awards.

(4)
For 2019, this amount includes $8,682 and $25,738 paid for reimbursement of health insurance premiums to Mr. Ormand and Mr. Daches, respectively. The amount also includes $1,026,048 for severance and COBRA for Mr. Ormand. This also includes 401K matching for Mr. Daches in the amount of $10,153 for 2018 and $10,375 in 2019, and Mr. Denny in the amount of $5,305 in 2018 and $5,221 in 2019.

(5)	On November 13, 2019, Mr. Daches was appointed Chief Executive Officer. He has been Chief Financial Officer since January 23, 2017, and President since August 16, 2018.

(6)	On June 6, 2019, Mr. Ormand resigned as Chief Executive Officer and as Executive Chairman of the Board.

(7)	On June 28, 2019, Mr. Denny ceased serving as the Executive Vice President, Operations.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested

Joseph C. Daches	750,000	—	—	2.98	12/15/2026	396,000	150,480	—
Ronald D. Ormand(2)	250,000	—	—	2.98	12/15/2026	—	—	—
James W. Denny, III(3)	—	—	—	—	—	—	—	—

Vesting of options and stock awards reflected in this table is subject to continuous service with our Company, except that unvested awards may vest upon termination by us without cause, termination by the officer for good reason, or termination due to the officer’s disability or death (in each case as set forth in the applicable award agreement or employment agreement).

(1)	The market value of the stock awards is based on the closing price per share of our common stock on the NYSE American on December 31, 2019, which was $0.38.

(2)	Mr. Ormand held 693,000 shares of unvested restricted stock as of his retirement, which vesting was accelerated upon his retirement on June 5, 2019.

(3)	Mr. Denny forfeited 165,000 unvested shares of restricted common stock upon his separation from the Company on June 28, 2019.

Employment Agreements and Other Compensation Arrangements

2012 Equity Incentive Plan (“2012 EIP”) (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan)

Our Board and stockholders approved our 2012 EIP in August 2012. The 2012 EIP provided for grants of equity incentives to: attract, motivate and retain the best available personnel for positions of substantial responsibility; provide additional incentives to our employees, directors and consultants; and promote the success and growth of our business. Equity incentives that were available for grant under our 2012 EIP included stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units (RSUs), and unrestricted stock awards.

Our 2012 EIP is administered by the independent members of our Board, subject to the ultimate authority of our Board, which has full power and authority to take all actions and to make all determinations required or provided for under the 2012 EIP.

Under our 2012 EIP, 1,000,000 shares of our common stock were available for issuance. As a result of the adoption of our 2016 Omnibus Incentive Plan (“2016 Plan”), awards are no longer made under the 2012 EIP, as discussed below.

2016 Omnibus Incentive Plan

Background

Our 2016 Plan was approved by our Board effective April 20, 2016 and approved by our stockholders at the Company’s 2016 annual meeting on May 23, 2016. Our 2016 Plan replaced our 2012 EIP.

The purposes of our 2016 Plan are to create incentives that are designed to motivate eligible directors, officers, employees and consultants to put forth maximum effort toward our success and growth, and to enable us to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success.

On a go forward basis, the Company intends to base compensation on certain performance matrices relating to employees positions or roles and standards utilized by its peers in the industry. By using measurable goals, the Company can more easily validate award increases based on employee and Company performance combined and assure that the Company remains competitive.

Eligibility

Awards may be granted under our 2016 Plan to our officers, employees, directors, consultants and advisors and its affiliates. Tax-qualified incentive stock options may be granted only to our employees.

Administration

Our 2016 Plan may be administered by our Board or a compensation committee of the Board. The independent members of our Board, in their discretion, generally select the individuals to whom awards may be granted, the time or times at which awards are granted and the terms and conditions of awards.

Number of Authorized Shares

When initially approved by our stockholders, 50,000,000 shares of our common stock were made available for issuance under our 2016 Plan. As a result of our 1-for-10 reverse stock split, which took effect on June 23, 2016, the number of shares available for issuance under our 2016 Plan was automatically reduced to 5,000,000. On August 25, 2016, our Board approved an amendment to our 2016 Plan to increase the maximum number of shares that may be issued from 5,000,000 to 10,000,000, and our stockholders approved that amendment at a special meeting on November 3, 2016. On May 15, 2017, our Board approved a second amendment to the 2016 Plan to increase the maximum number of shares of our common stock that may be issued under the 2016 Plan from 10,000,000 to 13,000,000, and our stockholders approved that amendment at the 2017 Annual Meeting. In 2018, our Board and our stockholders approved a third amendment to the 2016 Plan to increase the maximum number of shares of our common stock that may be issued under the 2016 Plan from 13,000,000 to 18,000,000.

Up to 18,000,000 shares may be granted as tax-qualified incentive stock options under our 2016 Plan. The shares issuable under our 2016 Plan consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under our 2016 Plan and thereafter are forfeited to us, the shares subject to those awards and the forfeited shares will not count against the aggregate number of shares available for grant under the plan. In addition, the following items will not count against the aggregate number of shares available for grant under our 2016 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Limits on Awards to Nonemployee Directors

The maximum number of shares subject to awards under our 2016 Plan granted during any calendar year to any nonemployee member of our Board, taken together with any cash fees paid to the director during the fiscal year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Types of Awards

Our 2016 Plan permits the granting of any or all of the following types of awards: stock options, which entitle the holder to purchase a specified number of shares at a specified price; SARs, which, upon exercise, entitle the holder to receive payment per share in stock or cash equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR; restricted stock, which are shares of common stock subject to specified restrictions; RSUs, which represent the right to receive shares of our common stock in the future; other types of equity or equity-based awards; and performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the independent members of our Board over a specified award period.

No Repricing

Without stockholder approval, the independent members of our Board are not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by our 2016 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All awards granted under our 2016 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopt to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Transferability

2016 Plan awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Effect of Change in Control

Under our 2016 Plan, in the event of a change in control, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by the independent members of our Board. In connection with a change in control, outstanding stock options and SARs can be canceled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the applicable exercise price.

Subject to the terms and conditions of the applicable award agreement, awards granted to nonemployee directors will fully vest upon a change in control.

Subject to the terms and conditions of the applicable award agreement, for awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) the achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control other than for cause or by the award recipient for good reason. For performance awards, the amount vesting will be based on the greater of  (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Term, Termination and Amendment of 2016 Plan

Unless earlier terminated by our Board, our 2016 Plan will terminate, and no further awards may be granted, 10 years after the date on which it was initially approved by stockholders. Our Board may amend, suspend or terminate our 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of our 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Equity Grants for Fiscal Year 2019

During the year ended December 31, 2019, we granted 3,684,372 shares of restricted common stock and 135,000 options to purchase shares of common stock to our employees and directors. Also, during 2019, 1,650 stock options and 257,730 shares of restricted stock previously issued and unvested were forfeited or canceled in connection with the termination of certain employees, the departure of certain directors and/or shares canceled to cover tax withholding on vested restricted shares. Options issued to employees and directors generally vest in equal installments over specified time periods during the service period or upon achievement of certain performance-based operating thresholds.

On February 14, 2019, Mr. Daches received a grant of restricted stock under our 2016 Plan covering 600,000 shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service.

On February 14, 2019, Mr. Ormand received a grant of restricted stock under our 2016 Plan covering 800,000 shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service. Mr. Ormand held 693,000 shares of unvested restricted stock as of his retirement, which vesting was accelerated upon his retirement on June 5, 2019.

On February 14, 2019, Mr. Denny received a grant of restricted stock under our 2016 Plan covering 150,000 shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service. Mr. Denny forfeited 99,000 unvested shares of restricted common stock upon his separation from the Company on June 28, 2019.

Equity Grants for Fiscal Year 2018

During the year ended December 31, 2018, we granted 1,194,944 shares of restricted common stock and 352,500 options to purchase shares of common stock to our employees and directors. Also, during 2018, 1,601,045 stock options and 1,280,480 shares of restricted stock previously issued and unvested were forfeited or canceled in connection with the termination of certain employees, the departure of certain directors and/or shares canceled to cover tax withholding on vested restricted shares. Options issued to employees and directors generally vest in equal installments over specified time periods during the service period or upon achievement of certain performance-based operating thresholds.

On May 3, 2018, Mr. Denny received a grant of restricted stock under our 2016 Plan covering 200,000 shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service. Mr. Denny forfeited 66,000 unvested shares of restricted common stock upon his separation from the Company on June 28, 2019.

Employment Agreements

Mr. Daches

On December 17, 2019, we entered into an employment agreement with Mr. Daches, effective as of January 1, 2020, in connection with his appointment as our Chief Executive Officer. The initial term of the agreement is scheduled to end on January 1, 2022, and the agreement will renew automatically for additional one-year periods beginning on January 1, 2022, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term. This agreement replaces in its entirety Mr. Daches’ prior employment agreement with the Company.

Mr. Daches’ annual base salary under this agreement (which will be reviewed periodically by the Board for adjustments) will not be less than $515,000. Mr. Daches will also be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in the annual and long-term compensation plans of the Company, in each case as determined by our Board. The target annual bonus for Mr. Daches set forth in his agreement is no less than 100% of base salary and restricted shares equal to 200% of base salary. In 2019, Mr. Daches received a $200,000 cash bonus for his appointment as Interim Chief Executive Officer. Under Mr. Daches’ prior employment agreement, he received an annual salary of $450,000 during 2019.

Mr. Ormand

On July 5, 2016, we entered into an employment agreement with Ronald D. Ormand, effective as of July 11, 2016. The initial term of the agreement was scheduled to end on December 31, 2017, and the agreement renewed automatically for additional one-year periods beginning on December 31, 2017, unless either party gave notice of non-renewal at least 180 days before the end of the then-current term.

Mr. Ormand’s base salary under his agreement (which was reviewed by the Board for adjustments) was $300,000 for the first year of the agreement, $350,000 for the second year of the agreement, and $400,000 for the third year of the agreement. Mr. Ormand was eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 400%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures. Mr. Ormand was also eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by our Board in its discretion.

On June 6, 2019, Mr. Ormand retired as Chief Executive Officer and Executive Chairman of the Board. In connection with his retirement, Mr. Ormand entered into a separation agreement with the Company, pursuant to which he received $1,026,048 as separation payment.

Potential Payments Upon Termination or Change-In-Control

Mr. Daches

Under his employment agreement, upon a termination by the Company without cause or a termination by him for good reason, Mr. Daches will be entitled to a lump sum severance payment equal to 12 months of base salary and 12 months of COBRA premiums. Upon a termination by the Company without cause or a termination by Mr. Daches for good reason within 18 months after a change in control, he will be entitled to a lump sum severance payment equal to 24 months of base salary and 24 months of COBRA premiums. All severance payments under Mr. Daches’ employment agreement are subject to his execution of a release of claims against the Company.

Stock Options

Mr. Daches holds unvested options under our 2016 Plan, all of which become fully exercisable (1) immediately upon the officer’s separation from service other than for cause or for good reason, and (2) immediately prior to, and contingent upon, a change in control prior to the officer’s separation from service.

Retirement and Other Benefits

All employees, including our named executive officers, may participate in our 401(k) retirement savings plan (“401(k) Plan”). Each employee may make before tax contributions in accordance with Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. In prior years, we have made a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution up to 4% of the employee’s annual compensation.

Compensation of Nonemployee Directors

The compensation of our non-employee directors is reviewed and approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation, we consider the significant amount of time the directors spend fulfilling their duties, as well as the competitive market for skilled directors.

Beginning January 1, 2017, our Board adopted an amended nonemployee director compensation program (the “Director Compensation Program”). Our Director Compensation Program sets forth an annual equity date (which will be the first business day on or after January 31 of each year) pursuant to which each nonemployee director will receive an annual stock award, subject to substantially the same terms and conditions set forth above. In addition, the Director Compensation Program establishes annual limits on the number of shares subject to our equity compensation plan awards that may be granted during any calendar year to any director, which, taken together with any cash fees paid to the director during the year, cannot exceed $500,000 in total value.

Our Director Compensation Program is comprised of the following components:

•
Initial Grant: Each nonemployee director receives 10,000 restricted shares of common stock on the first anniversary of the date of the director’s appointment, which would vest in three equal installments over a three-year period, (subject to the continued service of the director and certain accelerated vesting provisions);

•
Initial Option Award: Each nonemployee director receives a one-time initial grant of 25,000 stock options, which would vest immediately, and 20,000 options that would vest in equal installments over a three-year period beginning on the first anniversary of the grant date;

•
Annual Stock Award: Each nonemployee director would receive an annual stock award equal to $150,000 divided by the most recent per share closing price of the common stock prior to the date of each annual grant, payable on each anniversary of the date an independent director was initially appointed to our Board, and subject to certain accelerated vesting provisions;

•
Chairman and Committee Chairman Fees:  On a quarterly basis, beginning at the end of the first full quarter following the appointment of the nonemployee director to Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, Chairman of the Reserves Committee, and Chairman of the Nominating and Governance Committee, the director receives $12,500, $6,250, $6,250, $6,250, and $2,500 respectively, in cash compensation; and

•
Committee Fees: On a quarterly basis, beginning at the end of the first full quarter following the appointment of the nonemployee director to the Audit Committee, the Compensation Committee, the Reserves Committee, and the Nominating and Governance Committee, the director receives $3,125, $2,500, $2,500, and $1,875, respectively, in cash compensation.

Our Board evaluates the fees and compensation paid to the directors for their service on our Board on an annual basis.

Effective as of April 15, 2020, the Board dissolved its Reserves Committee, Compensation Committee and Nominating and Corporate Governance Committee. With respect to such committees, we do not expect to pay any additional committee chairman fees or committee fees during 2020.

As previously disclosed, the Company has formed a committee of independent directors (the “Special Committee”) tasked with reviewing and evaluating strategic alternatives that may enhance the value of the Company. On a quarterly basis, beginning at the end of the first full quarter following the appointment of the nonemployee director to Chairman of the Special Committee or member of the Special Committee, the director receives $6,250 and $3,125, respectively, in cash compensation.

2019 Director Compensation

In 2019, each non-employee director received compensation consistent with our Director Compensation Program, consisting of an annual stock award, with additional fees being paid to the chairman of the Audit Committee, the chairman of the Compensation Committee, the chairman of the Reserves Committee, and the chairman of the Nominating and Governance Committee. Each member who served on a committee received an additional fee in connection for service on such committee. The fees received by our directors are pro-rated based on the time of their service with the Company. Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings.

Name	Fees Earned or Paid in Cash Compensation ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Michael G. Long(2)	95,000	121,700	97,650	—	314,350
Nuno Brandolini(3)	80,000	150,000	—	—	230,000
Mark Christensen(4)	60,000	150,000	—	—	210,000
R. Glenn Dawson(5)	103,750	150,000	—	276,875	530,625
John Johanning(6)	182,500	—	—	—	182,500
Ronald D. Ormand(7)	30,000	—	—	—	30,000
Markus Specks(8)	181,875	—	—	—	181,875
Nicholas Steinsberger(9)	55,000	124,200	97,650	185,000	461,850
David M. Wood(10)	81,875	163,310	97,650	—	342,835

(1)
Represents restricted stock awards. Awards in this column are reported at grant date fair value in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the awards and do not correspond to the actual economic value that may be received for the awards. On January 31, 2019, Mr. Brandolini, Mr. Christensen and Mr. Dawson were each granted 69,124 shares of restricted stock, Mr. Steinsberger was awarded 47,235 shares of restricted stock, Mr. Long was awarded 46,083 shares of restricted stock and Mr. Wood was awarded 161,681 shares of restricted stock. These awards all vested in full immediately. Mr. Long and Mr. Steinsberger also each received 10,000 shares of restricted stock that have a 3-year vesting, with the first vesting date being the first anniversary of the award.

(2)
Mr. Long was appointed to the Board on April 10, 2018. In 2019, Mr. Long received a fee of $15,000 per quarter for his service as a Director, $6,250 per quarter for his service as Chairman of the Audit Committee, and $2,500 per quarter for his service as a member of the Compensation Committee. Mr. Long also received an annual stock award grant of $100,000, which at the grant date stock price of $2.17 per share resulted in 46,083 shares of the Company’s common stock. Mr. Long also received a non-qualified incentive stock award for 45,000 of the Company’s common stock that vests over three years.

(3)
Mr. Brandolini was appointed to the Board on February 13, 2014. In 2019, Mr. Brandolini received a fee of $15,000 per quarter for his service as a Director, $2,500 per quarter for his service as Chairman of the Nominating and Corporate Governance Committee, and $2,500 per quarter for his service as a member of the Compensation Committee. Mr. Brandolini also received an annual stock award grant of $150,000, which at the grant date stock price of $2.17 per share resulted in 69,124 shares of the Company’s common stock.

(4)
Mr. Christensen was appointed to the Board on September 6, 2017. In 2019, Mr. Christensen received a fee of $15,000 per quarter for his service as a Director. Mr. Christensen also received an annual stock award grant of $150,000, which at the grant date stock price of $2.17 per share resulted in 69,124 shares of the Company’s common stock. Effective as of April 15, 2020, Mr. Christensen resigned from the Board.

(5)
Mr. Dawson was appointed to the Board on January 13, 2016. In 2019, Mr. Dawson received a fee of $15,000 per quarter for his service as a Director, $6,250 for his service as Chairman of the Compensation Committee, and $3,125 per quarter for his service as member of the Audit Committee. In 2019, Mr. Dawson received a quarterly fee of $60,000 per quarter on an interim basis for his service as Chairman of the Reserves Committee due to additional oversight responsibility requested by the Board (as described in the Amended and Restated Reserves Committee Charter) to be performed until requisite Company personnel is available to handle such responsibilities, which such fee for service as the Chairman of the Reserves Committee was approved by all members of the Board. Mr. Dawson also received an annual stock award grant of $150,000, which at the grant date stock price of $2.17 per share resulted in 69,124 shares of the Company’s common stock. Effective as of April 15, 2020, Mr. Dawson resigned from the Board.

(6)
Mr. Johanning was appointed to the Board on March 1, 2018. In 2019, Mr. Johanning received a fee of $15,000 per quarter for service as a Director and $2,500 per quarter for his service as a member of the Reserves Committee. In lieu of the prorated annual stock award equal to $150,000, Mr. Johanning elected to receive a cash payment of $112,500, which is equal to $150,000 prorated for Mr. Johanning joining the Board in March 2018. The quarterly fees were paid directly to Värde.

(7)
Mr. Ormand became a nonemployee Director on the Board on June 6, 2019. Beginning with the third quarter of 2019, Mr. Ormand received a fee of $15,000 per quarter for his service as a Director. Effective as of April 15, 2020, Mr. Ormand resigned from the Board.

(8)
Mr. Specks was appointed to the Board on March 1, 2018. In 2019, Mr. Specks received a fee of $15,000 per quarter for his service as a Director and $1,875 per quarter for his service as a member of the Nominating and Corporate Governance Committee. In lieu of the prorated annual stock award equal to $150,000, Mr. Specks elected to receive a cash payment of $112,500, which is equal to $150,000 prorated for Mr. Specks joining the Board in March 2018. The quarterly fees were paid directly to Värde.

(9)
Mr. Steinsberger was appointed to the Board on May 3, 2018. In 2019, Mr. Steinsberger received $15,000 per quarter for his service as a Director and $2,500 per quarter for his service as a member of the Reserves Committee. For the first quarter of 2019, in lieu of his $15,000 cash payment for service as a Director, Mr. Steinsberger elected to receive a grant award of 6,912 shares of the Company’s common stock, which at the grant date stock price of $2.17 per share was equal to $15,000. Mr. Steinsberger also received an annual stock award grant of $87,500, which at the grant date stock price of $2.17 per share resulted in 40,323 shares of the Company’s common stock. Mr. Steinsberger also received a non-qualified incentive stock award for 45,000 of the Company’s common stock that vests over three years. Mr. Steinsberger also received $60,000 per quarter for consulting with the Company; see “Item 13. Certain Relationships and Related Transactions, and Director Independence - Related Party Transactions” below for more information.

(10)
Mr. Wood was appointed to the Board on June 1, 2018 and resigned from the Board on March 12, 2020. Mr. Wood received a fee of $15,000 per quarter for his service as a Director, $1,875 for his service as a member on the Nominating Committee and $3,125 per quarter for his service as a member of the Audit Committee. Mr. Wood also received an annual stock award grant of $75,000, which at the grant date stock price of $2.17 per share resulted in 34,562 shares of the Company’s common stock. Mr. Wood received a grant award of 127,119 shares of the Company’s stock for his compensation as Chairman, which at the grant date stock price of $0.52 per share was equal to $66,101, as approved by the Board. Mr. Wood also received a non-qualified incentive stock award for 45,000 of the Company’s common stock that vests over three years. Effective as of March 13, 2020, Mr. Wood resigned from the Board.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation we provide indemnification of our directors and officers to the fullest extent permitted under Nevada law. We believe that this indemnification is necessary to attract and retain qualified directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 18, 2020 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.

This table is based upon the total number of shares outstanding as of May 18, 2020. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after May 18, 2020, are deemed outstanding by such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All share amounts that appear in this report have been adjusted to reflect a 1-for-10 reverse stock split of our outstanding common stock effected on June 23, 2016. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102.

Name and Address of Beneficial Owner	Lilis common stock Held Directly	Lilis common stock Acquirable Within 60 Days(1)	Total Beneficially Owned	Percent of Class Beneficially Owned
Directors and Named Executive Officers
Joseph Daches, Chief Executive Officer, President, and Chief Financial Officer	993,533	750,000	1,743,533	1.4
Michael Long, Chairman of the Board	748,901	31,667	780,568	*
Nuno Brandolini, Director	1,376,527	45,000	1,421,527	1.2
John Johanning, Director	—	—	—	*
Ronald D. Ormand, Former Director (2)	5,219,973	295,000	5,514,973	4.6
Markus Specks, Director	—	—	—	*
Nicholas Steinsberger, Director	749,053	31,667	780,720	*
Directors and Officers as a Group (7 persons) (3)	9,087,987	1,153,334	10,241,321	8.5

5% Stockholders
Värde Partners, Inc.(5) 901 Marquette Avenue South Suite 330, Minneapolis, MN 55402	23,594,401	24,000,000 (4)	47,594,401	39.5

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Represents shares of common stock subject to options and warrants exercisable within 60 days.

(2)
Consists of: (i) 2,706,792 shares of common stock held by Perugia Investments, LP (“Perugia”) and (ii) 2,513,181 shares of common stock held directly by Mr. Ormand. Mr. Ormand is manager of Perugia and has shared voting and dispositive power over the securities held by Perugia.

(3)	The directors and officers as a group beneficially own a total of 9,087,987 shares of common stock, which represents 7.0% of our currently issued and outstanding common stock.

(4)
Based on the Schedule 13D/A filed on March 8, 2019. This represents shares of common stock which may be issued pursuant to the conversion of the shares Series E Preferred Stock within 60 days as if such Series E Preferred Stock had been converted on the date of borrowing or issuance, as applicable.

(5)
Värde Partners, Inc. is the ultimate owner of the general partners (the “General Partners”), of each of The Värde Fund XI (Master), L.P., The Värde Fund XII (Master), L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., and Värde Investment Partners (Offshore) Master, L.P. (the “Värde Entities”), or of the General Partners’ general partners or managing members. Mr. George Hicks and Mr. Ilfryn Carstairs are the co-chief executive officers of Värde Partners, Inc. As such, each of Värde Partners, Inc., Mr. Hicks and Mr. Carstairs may be deemed to have beneficial ownership of the shares owned by each of the Värde Entities. Each of Värde Partners, Inc., Mr. Hicks, and Mr. Carstairs disclaims beneficial ownership of the securities held indirectly through the Värde Entities except to the extent of their pecuniary interest therein, and this disclosure shall not be deemed an admission that any such reporting person is the beneficial owner for purposes of this Proxy Statement or for any other purpose.

To our knowledge, except as noted above, no person or entity is the beneficial owner of 5% or more of our common stock.

Delinquent Section 16(a) Reports

Our executive officers and directors and persons who own more than 10% of our common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in our common stock, as well as changes in that ownership. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2019, except for the following:

Mark Christensen filed one Form 4, reporting one transaction, subsequent to the time prescribed by Section 16(a) of the Exchange Act.

Joseph C. Daches filed one Form 4, reporting three transactions, subsequent to the time prescribed by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party, in which:

•	The amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year- end for the last two completed fiscal years; and

•
Any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

All share and per share amounts applicable to our common stock from transactions that occurred prior to the June 23, 2016 reverse split in the following summaries of related party transactions have not been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding common stock, unless specifically described below.

Transactions with the Värde Parties

On January 30, 2018, we entered into a Securities Purchase Agreement with certain private funds affiliated with Värde Partners, Inc. (the “Series C Purchasers”), pursuant to which, on January 31, 2018, the Series C Purchasers purchased 100,000 shares of our newly created series of preferred stock of the Company, designated as “Series C 9.75% Convertible Participating Preferred Stock” (the “Series C Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate of $100,000,000.

On October 10, 2018, we entered into a transaction agreement (the “2018 Transaction Agreement”) by and among the Company and the Värde Parties, pursuant to which we agreed to issue to the Värde Parties (i) an aggregate of 5,952,763 shares of the Company’s common stock, par value $0.0001 per share, which includes 5,802,763 shares of common stock at an exchange price of $5.00 per share of common stock plus an additional 150,000 shares of common stock, and (ii) 39,254 shares of a newly created series of preferred stock of the Company, designated as “Series D 8.25% Convertible Participating Preferred Stock” (the “Series D Preferred Stock”), as consideration for the reduction by approximately $56.3 million of the outstanding principal amount of the Second Lien Term Loan under the Second Lien Credit Agreement, together with accrued and unpaid interest and the make-whole amount thereon totaling approximately $11.9 million, and issue and sell to the Värde Parties 25,000 shares of a newly created subseries of the Company’s Series Preferred Stock, designated as “Series C-2 9.75% Convertible Participating Preferred Stock”, for a purchase price of $1,000 per share, or an aggregate of $25 million. For more information about the 2018 Transaction Agreement, see “Note 15 - Preferred Stock - Preferred Stock Issuance” under Item 8 of our Annual Report.

On March 5, 2019, we entered into the transaction agreement (the “2019 Transaction Agreement”) by and among the Company and the Värde Parties, pursuant to which we agreed to issue to the Värde Parties an aggregate of (i) 9,891,638 shares of the Company’s common stock, par value $0.0001 per share (the “Term Loan Exchanged Common Stock”), (ii) 60,000 shares of a newly created series of preferred stock of the Company, designated as “Series E 8.25% Convertible Participating Preferred Stock” (the “Series E Preferred Stock” or the “Exchanged Series E Shares”), and (iii) 55,000 shares of a newly created series of preferred stock of the Company, designated as “Series F 9.00% Participating Preferred Stock” (the “Series F Preferred Stock” or the “Exchanged Series F Shares”, as consideration for the termination of the Second Lien Credit Agreement (as defined in the 2019 Transaction Agreement) and the satisfaction in full, in lieu of repayment in full in cash, of $133.6 million pursuant to the Payoff Letter (as defined in the 2019 Transaction Agreement) and issue to the Värde Parties, as consideration for the amendment and restatement of the Second Amended and Restated Series C Certificate of Designation and the Amended and Restated Series D Certificate of Designation, 7,750,000 shares of the Common Stock.

Värde Partners, Inc. was the lead lender, and certain private funds affiliated with Värde Partners, Inc. were lenders, under the Company’s Second Lien Credit Agreement. Värde Partners, Inc. and its applicable affiliated funds beneficially own over 5% of our common stock. For more information about the 2018 Transaction Agreement, see “Note 15 - Preferred Stock - Preferred Stock Issuance” under Item 8 of our Annual Report.

On April 21, 2020, Värde Investment Partners, L.P., an affiliate of Värde Partners, Inc., became a lender under our Revolving Credit Agreement by acquiring, from a prior lender, loans and commitments under the Revolving Credit Agreement in the principal amount of approximately $25.7 million. The loans and commitments acquired by Värde Investment Partners, L.P. are subject to certain subordination provisions set forth in the Revolving Credit Agreement, as amended by the Fourteenth Amendment thereto dated April 21, 2020. For additional information regarding our Revolving Credit Agreement, as amended, see “Note 11 - Long-Term Debt” under Item 8 of our Annual Report.

VPD Acquisition

On February 28, 2018, pursuant to an agreement we entered into with VPD Texas, L.P. (“VPD”) dated that date, we acquired from VPD a 50% undivided leasehold interest in certain oil and gas properties and assets in Loving and Winkler Counties, Texas for a purchase price of approximately $10.5 million. VPD is affiliated with Värde Partners, Inc., which is the lead lender under the Second Lien Credit Agreement, and Värde Partners, Inc. and certain affiliated funds hold all of the issued and outstanding shares of Series C Preferred Stock. As such, Värde Partners, Inc. and its applicable affiliated funds beneficially own over 5% of our common stock as a result of their respective conversion rights under the Second Lien Credit Agreement and the Series C Preferred Stock.

Compensation of Directors

On August 1, 2019, Steinsberger Tight Gas Consulting LLC and the Company entered into an engagement letter effective as of June 1, 2019, under which the Steinsberger Tight Gas Consulting LLC provides consulting services involving all areas of operations to the Company for $60,000 per quarter. Mr. Steinsberger, who is a Director on our Board, is Managing Partner of Steinsberger Tight Gas Consulting LLC.

For more information on this and other Director compensation, see “Executive and Director Compensation - Compensation of Nonemployee Directors” above.

Employee Relationship

The Company employs Austin Brooks, who is the son-in law of Ronald Ormand, who was a Director on our Board until his resignation on April 15, 2020. In 2019, his total compensation, including salary, bonus and other benefits, totaled approximately $379,204. Our employment relationship with Mr. Brooks was entered into in 2018 in the ordinary course of business and has been conducted on an arm’s-length basis, and the compensation paid to Mr. Brooks is commensurate with that of his peers.

Conflict of Interest Disclosure

Our Code of Business Conduct requires disclosure of any conflicts of interests at least annually and upon awareness of any potential conflict of interest, such conflict will either be prohibited or the Company will adopt a mitigation plan to protect the Company’s interest.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2021

In order to be eligible for inclusion in the proxy materials of Lilis for the 2021 annual meeting of stockholders, any stockholder must deliver any proposal to take action at such annual meeting to our principal executive office, in writing and in accordance with SEC Rule 14a-8, which must be received no later than January 26, 2021, for inclusion in the proxy statement related to the annual meeting, unless the date of our 2020 annual meeting is more than 30 days before or after June 17, 2021 in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials, including Rule 14a-8. Proposals should be addressed to Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102, Attention: Chief Executive Officer.

In addition, if a stockholder intends to present a proposal or director nomination at an annual meeting without including the proposal in the proxy materials related to that meeting, and we do not receive notice of that proposal by 45 days before the anniversary date of this proxy (or if the annual meeting is moved by 30 days from the date of the 2020 annual meeting, a reasonable time in advance of sending proxy materials), then the proxy or proxies designated by our Board for the 2021 Annual Meeting of Stockholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this proxy statement is being made by Lilis. Proxies may be solicited by mail, facsimile, telephone, internet and in person.

The expenses of preparing, printing and distributing this proxy statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by Lilis.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and we will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to in this proxy statement as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact the Company at its address identified in this paragraph below. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102, Attention: Chief Executive Officer, Telephone: (817) 585-9001.

ANNUAL REPORT ON FORM 10-K

Our Annual Report, including the consolidated financial statements for the year ended December 31, 2019, was furnished to stockholders with this proxy statement. The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Annual Report, as filed with the SEC, including the financial statements and a list of exhibits to the Annual Report. We will furnish to any such person any exhibit described in the list of exhibits in the Annual Report upon the advance payment of a reasonable fee. Requests for a copy of the Annual Report and/or any exhibit should be directed to Lilis Energy, Inc., 201 Main Street, Suite 700, Fort Worth, Texas 76102, Attention: Chief Executive Officer, Telephone: (817) 585-9001.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS OF
LILIS ENERGY, INC.

TO BE HELD JUNE 17, 2020

The undersigned hereby appoints Joseph C. Daches as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Lilis Energy, Inc. (the “Company”) held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on June 17, 2020, at the Company’s office located at 201 Main Street, Suite 700, Fort Worth, Texas 76102.

We intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel that our stockholders may have and are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.

1.	Election of directors.

    FOR the election as a director of the five nominees listed below (except as marked to the contrary below). NOMINEES:

Nuno Brandolini
John Johanning
Markus Specks
Michael G. Long
Nicholas Steinsberger

    WITHHOLD AUTHORITY to vote for the following nominees:
______________________________________________________________________________________________

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

    FOR     AGAINST     ABSTAIN

3.	To ratify the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2020.

    FOR     AGAINST     ABSTAIN

In his or her discretion, the proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. Where no choice is specified by the stockholder, the proxy will be voted in favor of the proposals set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.
Please indicate whether you will attend the Annual Meeting of Stockholders June 17, 2020:
I plan do not plan to attend the Annual Meeting.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE:    Date:
SIGNATURE:    Date:
Signature if held jointly

NOTE: Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.